EXHIBIT 10.2

SOLAR FARM PURCHASE AND E.P.C. CONTRACT

(Innovative Solar 2, LLC.)

THIS AGREEMENT is entered into this date: April 10th. 2012

The Parties hereto specifically agree that when the following terms are utilized in this contract they will have the definitions and meanings set forth as follows:

Contractor/Developer:
Innovative Solar Systems, LLC, 171 Rolling Meadows Rd. Fletcher, NC 28732, USA

Owner:
Zentric, Inc., 8040 E Morgan Trail, Unit 18, Scottsdale, AZ 85258, USA

Location of Property:
Innovative Solar 2, LLC. -2965 Leicester Hwy, Leicester, N.C. 28748, USA

This Contract provides for the purchase of Innovative Solar 2, LLC, an 800KW (DC Watt) proposed PV solar project which is located at 2965 Leicester Hwy. in Leicester, North Carolina. The purchase of this LLC includes associated land lease, purchase power agreement, engineering performed to date, and interconnection agreement which are in the name of Innovative Solar 1, LLC.

Purchase Price of Innovative Solar 2, LLC = $0.20/Watt x 800KW = $160,000 U.S. Dollars

Non-Refundable Earnest Money - $10,000, Due Upon Execution of This Contract

Balance of Purchase Price = $150,000 - Due within 30 days of Execution of This Contract and transfer of Innovative Solar 1, LLC to Owner.

E.P.C. (Engineering/Procurement/Construction) FEE = $0.20/Watt x 800KW = $160,000 - Paid Upon Project Milestones (Exhibit A)

WITNESSETH; That for the consideration hereinafter set forth the Contractor and Owner agree that the Contractor shall erect and build for the Owner a 800KW Solar Farm upon the following terms and conditions, to-wit:

1.      Scope of Work
a)
The Contractor agrees to furnish E.P.C. Supervision necessary to complete the said Solar Farm in accordance with the approved plans and specifications set forth by owner. In addition, Contractor agrees to hire Ontility to provide onsite third party verification.

2.      Location
a)	The Contractor agrees to complete construction of the said Solar Farm on the Owner's leased property here in above described, which property is now free and clear of all encumbrances.

3.      Time of Completion
a)
The work to be performed under this Contract shall be substantially completed within the time set forth, approximately 90-120 days. In the event construction is delayed through no fault of the Contractor, including but not limited to strikes, accidents, weather conditions, and other delays beyond the control of the Contractor, then the time of completion will be extended by the same number of days that construction is delayed.

4.      The Contract Sum.
a)	The Owner agrees to pay to the Contractor the total sum (E.P.C. FEE) set forth above for the construction of the said Solar Farm herein referred.
b)
The Owner agrees to finance and pay for all labor and materials as needed to build out entire Solar Farm. These costs include, but are not limited to permit fees, interconnection fees, additional engineering, pv solar panels, ground mounted panel stands, inverters, wiring, labor to install wiring, grading, fences, equipment rentals, security systems, transformers, high voltage wiring, disconnects switches and breaker panels.

5.      Progress Payments
a)
The purchase price for Innovative Solar 2, LLC will be fully paid within 30 days of this contract and upon transfer of the LLC to Owner. The E.P.C. FEE will be paid during the 90-120 days of construction based upon project milestones outlined in Exhibit A.

6.      Acceptance and Final Payment.
a)
Upon receipt of written notice that the work is ready for final inspection and acceptance, Owner will promptly inspect the work, and when Owner's representative finds the work acceptable under the Contract ("Substantial Completion"), Owner will promptly pay or cause to be paid the balance due under the Contract less an amount equal to the cost to complete any "Punch List" items (the "Punch List Escrow")

b)	Payment for each Punch List Escrow item will be made to Contractor immediately upon completion of each of the Punch List Items.

7.      Assignment
a)
Neither the Owner nor the Contractor shall assign the Contract without the written consent of the other party provided, however, that the Contractor may delegate such portions of the work to be performed hereunder to subcontractors.

8.      Permits, Fees, Approvals, regulations, and Closing Costs.
a)
The Contractor will secure and owner will pay for all permits, licenses, and all other approvals necessary for the proper execution and completion of the work, and any that may be applicable during the course of construction. All permits and licenses necessary for the performance of the work shall be secured by the Contractor. The Contractor shall give all notices and comply with all laws, ordinances, rules and regulations as provided by the Owner bearing in the conduct of the work as drawn and specified. If the Contractor observes that the drawings and specifications are at variance therewith, he shall promptly notify the Owner in writing, and any necessary changes shall be adjusted as provided in the Contract for changes in the work.

b)
In the event Owner is obtaining a permanent construction loan, Owner agrees to pay all fees and expenses of obtaining the loan, including, but not limited to, all commissions, title charges, appraisal fees and credit reports.

9.      Access
a)
The Owner shall at all times have access to the property and the right to inspect the work; However, if the Owner enters upon the property during the course of construction, it is understood that they do so at their own risk, and Owner hereby releases Contractor and does hereby indemnify and hold Contractor harmless from any and all claims for injury or damages to their person or property and to the person or property of any agent, employee, or invitee of Owner or of any other person accompanying Owner. Owner shall not in any manner interfere with work on the job, with any sub-contractor or workman, or with Contractor's progress hereunder. The Owner will not communicate directly with the Contractor's workman, employees, agents or subcontractors regarding the means, method or manner in which they are to perform their work. If the Owner delays the progress of the work, causing loss to Contractor, the Owner will reimburse for such loss.

10.      Surveys
a)
Owner is responsible for the siting of Solar Farm Equipment on the lot in compliance with governmental subdivision regulations and zoning requirements and in compliance with any private restrictive covenants. Boundary surveys are to be obtained by the Contractor, if requested by Owner, at the cost of Owner. Contractor will have no liability for the accuracy of surveys. Information and services under the control of Owner will be furnished by the Owner with promptness to avoid delay in the orderly progress of the work.

11.      Insurance
a)
For the benefit of both parties, as their interests may appear, the Owner shall maintain, at Owners expense, Fire and General Builder's Risk Insurance upon the entire project to one hundred percent (100%) of the insurable value thereof.

b)
The Contractor shall maintain such insurance as is required by statute to protect him from claims under workmen's compensation acts and other employee benefits acts, from claims for damages because of bodily injury, including death, and from claims for damages to property which may arise both out of and during operations under this contract, whether such operations be by himself or by any subcontractor or anyone directly or indirectly employed by either of them.

c)
The Owner shall be responsible for maintaining such insurance as will protect them from their contingent liability to others for damages because of bodily injury, including death, which may arise from operations under this Contract, and any other liability for damages which the Contractor is required to insure under any provision of this Contract.

12.      Termination
a)
Should the work be stopped by any public authority for a period of thirty (30) days or more, through no fault of the Contractor, or should the work be stopped through act or neglect of the Owner for a period of three (3) days, or should the Owner fail to pay the Contractor any payment within seven (7) days after it is due, then the Contractor upon three (3) days' notice to the Owner, may stop work or terminate the Contract and recover from the Owner payment for all work executed and any loss sustained and reasonable profit and damages.

13.      Modification
a)	No modification of this Contract shall be binding upon the parties hereto or either of them unless such modifications shall be signed by both parties

14.      WARRANTY
a)
ALL WORKMANSHIP WILL CONFORM TO THE STANDARDS ADOPTED BY THE APPROPRIATE BUILDING CODE. CONTRACTOR EXPRESSLY WARRANTS THAT UPON RECEIPT OF WRITTEN NOTICE FROM OWNER TO CONTRACTOR DELIVERED TO CONTRACTOR WITHIN ONE (1) YEAR FROM THE DATE OF FINAL INSPECTION BY THE GOVERNMENTAL INSPECTOR, CONTRACTOR WILL PROMPTLY CORRECT WITHIN THIRTY (30) DAYS ALL DEFECTS IN WORKMANSHIP WHICH DO NOT COMPLY WITH THOSE STANDARDS. CONTRACTOR AGREES THAT THE MANUFACTURERS' OR SUPPLIERS' WARRANTY WILL APPLY TO ALL SOLAR FARM EQUIPMENT AND THAT CONTRACTOR IS ONLY RESPONSIBLE FOR WORKMANSHIP TYPE ISSUES WITHIN THE FIRST YEAR.

b)	Warrantor shall in no event be held liable for consequential damages.

15.
Contractor and Owner both acknowledge and agree that this transaction has been consummated without the benefit of or assistance from a broker of any type and that no commission is or will be due to anyone in regard to this transaction.

16.      Multiple Owners
a)
Should more than one Owner be involved in this Contract, either party may sign amendments, exclusions, or their signature binds the other. In the use of the words Owner and Owners herein, any reference to the singular will mean the plural, if appropriate, and any reference to the singular will include the plural, if appropriate

17.      Change Orders
a)
The Owner, without invalidating the contract, may request changes in the work within the general scope of the contract consisting of additions, deletions, or other revisions. All such requests shall be in writing signed by both the Contractor and the Owner. All monies due for change orders and/or extra work shall be due and payable with the next progress payment.

18.      Differing Site Conditions
a)
The Contractor shall promptly notify the Owner in writing of any subsurface or latent physical conditions at the site or in an existing structure differing materially from those indicated or referred to in the Contract Documents, or differing materially from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this contract. The Owner shall investigate the condition within five (5) business days. If the parties agree that the differing site condition will cause an increase in

i.	the Contractor's cost of performance of any part of the work under this contract or
ii.	the time required for that work, a Change Order shall be issued incorporating the necessary revisions.

19.      Hazardous Materials
a)	The Contractor shall not be responsible for the detection, treatment, or removal of hazardous material determined to be at the site.
b)	The Owner will be responsible for the treatment and removal of all hazardous materials, including all associated expenses.
c)
Should the Contractor encounter materials on the site reasonably believed to be hazardous, the Contractor shall have the right to stop work and remove its employees from the project until the nature of the substances have been determined and, if necessary, removed or rendered harmless. If the work is suspended under the circumstances described above, the Contractor shall be reimbursed for any additional cost owing to the discovery of the hazardous material and the resulting delay. Reimbursable costs shall include, but not be limited to, increased labor or material costs, increased finance costs, additional overhead costs, and start-up costs. To the fullest extent permitted by law, the Owner shall indemnify and hold the Contractor harmless from and against all claims, costs, losses, damages, and expenses, including attorney's fees, arising from or involving such hazardous material.

20.      Attorney's Fees
a)
If it becomes necessary for either party to enforce provisions of this contract or to obtain redress for the violation of any provisions hereof, whether by litigation, arbitration, or otherwise, the prevailing party, in addition to any other recovery obtained in such action, shall be entitled to any reasonable attorneys' fees, court costs, or other legal fees incurred herein.

21. Taxes
a)
The Owner shall pay all sales, consumer, use and other similar taxes which are legally enacted at the time bids received. However, the Owner shall pay when due all real property taxes and taxes imposed upon improvements on the property location.

22. Signage
a)
The Owner agrees to permit the Contractor to place signs on or about the premises, and to show the Solar Farm to other prospective clients and customers, until delivery of possession and final payment.

23.      Arbitration
a)
Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration pursuant to State of North Carolina law and in accordance with the Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any Court having jurisdiction thereof. Either party may initiate arbitration.

24.      Contractor's Representations
a)	Contractor does hereby represent the following:
i.	That it is experienced in and competent to perform the work;
ii.	That it is qualified to do the work and is authorized to do business in the State of North Carolina, and
iii.
That it holds a license, permit or other special license to perform the work included in this contract, as required by Law, or employs or works under the general supervision of the holder of such license, permit or special license.

25.      Right of First Refusal.
a)
The Owner meets all stated requirements, compliance within this contract and any future contracts with Contractor/Developer, Owner shall have the Right of First Refusal to purchase future solar farm projects from Contractor/Developer.

WITNESSES:	OWNER:

By:

WITNESSES:	CONTRACTOR/DEVELOPER:

By:

EXHIBIT A

1) Pull Permits to Start Construction - $20,000 Progress Payment
2) Complete Engineering {Soil Analysis, PV Panel Stands & System) - $20,000 Payment
3) PV Stands Installed at Site - $20,000 Progress Payment
4) Panels Mounted - $20,000 Progress Payment
5) Panels Wired to Combiner Boxes - $20,000 Progress Payment
6) Combiner Boxes Wired to Inverter Location - $20,000 Progress Payment
7) Installation of Inverters, Transformer & Breaker Panels - $20,000 Progress Payment
8) Installation of fence and security system - $5,000 Progress Payment
9) Installation of Monitoring & Networking of System - $5,000 Progress Payment
10) Final System Check-Out and Commissioning - $10,000 Progress Payment